Exhibit 107

Calculation Of Filing Fee Tables

Form S-8

(Form Type)

Organogenesis Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A Common Stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	7,826,970(2)	$2.61(3)	$20,428,391.70	$0.00011020	$2,251.21

Total Offering Amounts					$20,428,391.70		$2,251.21

Total Fee Offsets							—

Net Fee Due							$2,251.21

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (the “Registration Statement”) shall also cover any additional shares of the Registrant’s Class A common stock, $0.0001 par value per share (the “Common Stock”) that becomes issuable under the Registrant’s 2018 Equity Incentive Plan (as amended through June 23, 2022) (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

(2)	This Registration Statement covers 7,826,970 shares of the Registrant’s Common Stock, which are issuable pursuant to the Plan.
(3)

Estimated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $2.61, the average of the high and low prices of the Registrant’s Common Stock as reported on The Nasdaq Capital Market on December 6, 2022, which date is within five business days prior to the filing of this Registration Statement.